EXECUTION VERSION 1 ALICO, INC. STOCK INCENTIVE PLAN OF 2015 PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of July 14 , 2026 (the “Grant Date”), is made by and between Alico, Inc., a Florida corporation (the “Company”), and John E. Kiernan (the “Participant”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Alico, Inc. Stock Incentive Plan of 2015 (as amended from time to time, the “Plan”). WHEREAS, the Company has adopted the Plan to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a long-term incentive plan providing incentives directly linked to shareholder value; and WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Participant a number of Restricted Stock Units on the terms and subject to the conditions set forth in this Agreement and the Plan. NOW THEREFORE, in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows: 1. Grant of Performance-Based Restricted Stock Unit Award and Dividend Equivalent Award. (a) Performance-Based Restricted Stock Unit Award. The Company hereby grants to the Participant an award of 160,000 performance-based Restricted Stock Units (the “PSUs”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. Each PSU represents the right to receive one Share on the vesting date of that PSU. Unless and until the PSUs vest, the Participant will have no right to receive any Shares under such PSUs. Prior to actual distribution of Shares pursuant to any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. (b) Dividend Equivalent Award. The Company hereby grants to the Participant a right to receive the equivalent value (in Shares) of dividends (the “Dividend Equivalents”) paid with respect to each PSU that is deemed earned pursuant to Section 2(a) or Section 8 for all ordinary dividends or distributions that are paid to all or substantially all holders of the outstanding Shares between the applicable Achievement Date (defined below) for such PSU and the date when the corresponding PSU is distributed or paid to the Participant or is forfeited or expires (it being understood that no PSU will be entitled to Dividend Equivalents unless and until such PSU realizes an Achievement Date, and PSUs hereunder may have different periods during which they are entitled to Dividend Equivalents in the event of multiple Achievement Dates). All such Dividend Equivalents shall be subject to the same terms and conditions of vesting and forfeiture, distribution or payment, adjustment and other provisions which apply to the underlying PSU to which such Dividend Equivalent relates. Exhibit 10.2

Docusign Envelope ID: 5029C3FE-BC1E-86A0-8087-5D4DF3E66D13

EXECUTION VERSION

(c) *Incorporation by Reference, Etc.* The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

(d) *Consideration to the Company.* In consideration of the grant of the award of PSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any subsidiary thereof.

2. *Vesting of PSUs and Dividend Equivalents.*

(a) *Performance-Based Vesting Conditions·.* Subject to Sections 2(b), 2(c) and 2(d) below, if at any time during the period commencing October 1, 2025 through September 30, 2030 (the "Performance Period") the Company achieves the 60-Day VWAP targets set forth below (the date of each such achievement, if any, the "Achievement Date"), the Participant will earn the corresponding number of PSUs set forth below:

60-Day VWAP (per Share)	PSU Increase per Tier	Cumulative Number of PSUs
$40	5,000	5,000
$45	10,000	15,000
$50	15,000	30,000
$55	15,000	45,000
$60	20,000	65,000
$65	20,000	85,000
$70	20,000	105,000
$75	15,000	120,000
$80	10,000	130,000
$85	5,000	135,000
$90	5,000	140,000
$95	5,000	145,000
$100	5,000	150,000
$105	5,000	155,000
$110	5,000	160,000

2

EXECUTION VERSION 3 “60-Day VWAP” means the volume-weighted average price per Share over sixty (60) consecutive trading days. All Share values above shall be subject to equitable adjustment for stock splits, reverse stock splits, recapitalization, stock dividends reorganizations and the like determined in the good faith discretion of the Board so as to avoid the inequitable enlargement or diminution of rights; provided, however, that in the event of any extraordinary dividend or distribution, the Board shall equitably adjust on a dollar-for-dollar basis the targets set forth above. The PSUs to be earned shall be cumulative, such that the maximum number of Shares which may be earned pursuant to such PSUs to be awarded as a result of this Section 2(a) is 160,000. The PSUs may be earned on different Achievement Dates, depending on when, if at all, the 60-Day VWAP of the Shares meets the applicable target above. Any unearned PSUs shall forfeit as of the end of the Performance Period. (b) Time-Based Vesting Conditions. Subject to Sections 2(c) and 2(d) below, (i) 50% of the PSUs earned in accordance with Section 2(a) above shall vest on the last day of the Performance Period, and (ii) 50% of the PSUs earned in accordance with Section 2(a) above shall vest in equal annual installments of 10% over the Performance Period, on each of the first, second, third, fourth and fifth anniversaries of the commencement of the Performance Period, in each case, subject to the Participant not having incurred a Termination of Service as of or prior to such vesting date. Each additional PSU that results from deemed reinvestments of Dividend Equivalents pursuant to Section 1(b) hereof shall vest whenever the underlying PSU to which such additional PSU relates vests. (c) Vesting upon a Termination of Service without Cause or for Good Reason. If, prior to the applicable Vesting Date, the Participant incurs a Termination of Service by the Company without Cause or, following a Change in Control, due to a resignation by the Participant for Good Reason, any unvested PSUs earned pursuant to Section 2(a) or deemed earned pursuant to Section 8 shall fully vest and be free of any restrictions as of the date of Termination of Service, and all other outstanding and unvested PSUs hereunder shall immediately and automatically be forfeited. (d) Vesting Upon Death or Disability. If the Participant incurs a Termination of Service due to the Participant’s death or Disability, any unvested PSUs earned pursuant to Section 2(a) or deemed earned pursuant to Section 8 shall fully vest and be free of any restrictions as of the date of the Termination of Service, and all other outstanding and unvested PSUs hereunder shall immediately and automatically be forfeited. (e) Other Termination of Service. If the Participant incurs a Termination of Service for any reason other than death, Disability, a termination without Cause or, following a Change in Control, a resignation for Good Reason), any unvested PSUs shall be immediately and automatically forfeited by the Participant without consideration. 3. Payment upon Vesting. Any PSUs that vest in accordance with Section 2 (taking into account Section 8) hereof will be paid to the Participant (or in the event of the Participant’s death, to his estate or designated beneficiaries) in Shares within sixty (60) days following on the date those PSUs vest or as soon thereafter as practicable, subject to the tax withholding provisions of Section 4 hereof. For each PSU that vests, the Participant will receive one Share. Subject to Section l4(e) of the Plan and the tax withholding provisions of Section 4 hereof, any Dividend Equivalents corresponding to PSUs that vest in accordance with Section 2 hereof will be paid to the Participant (or in the event of the Participant’s death, to his estate or designated

EXECUTION VERSION 4 beneficiaries) in Shares or, at the option of the Company, the amount of cash, which is paid as a dividend on one share of Stock, within sixty (60) days following on the date such corresponding PSUs vest or as soon thereafter as practicable. In no event shall Shares or cash be issued or paid under this Section 3 later than the fifteenth (15th) day of the third (3rd) calendar month following the fiscal year in which such PSUs vest (for the avoidance of doubt this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code). Notwithstanding anything herein to the contrary, the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which the Shares shall be issued. 4. Tax Withholding. The Company shall reasonably determine the amount of any federal, state, local, or other income, employment, or other taxes that the Company or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting, or other event with respect to the PSUs and Dividend Equivalents. The Company’s obligation to deliver the PSUs or any certificates evidencing the PSUs (or to make a book-entry or other electronic notation indicating ownership of the PSUs) and Dividend Equivalents, or otherwise remove the restrictive notations or legends on such PSUs or certificates and Dividend Equivalents that refer to nontransferability as set forth in Section 7 hereof, is subject to the condition precedent that the Participant either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Committee or as may otherwise be permitted under Section 14(d) of the Plan. 5. Independent Tax Advice. The Participant acknowledges that the tax laws and regulations applicable to the PSUs and the disposition of the PSUs and/or Shares following vesting are complex and subject to change, and it is the sole responsibility of the Participant to obtain the Participant’s own advice as to the tax treatment of the terms of this Agreement. 6. No Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares are issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or Participant’s broker. 7. Transferability. The PSUs and Dividend Equivalents may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company, its Subsidiaries, and its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance. The PSUs and Dividend Equivalents shall be subject to the restrictions set forth in the Plan and this Agreement. 8. Change in Control. ln the event of a Change in Control occurring after the Grant Date, upon the Change in Control, (i) the Performance Period shall cease and outstanding unvested PSUs will vest to the extent that the fair market value per Share on the date such Change in Control is consummated (informed by the per-Share value achieved in such Change in Control, as applicable) equals or exceeds any then-unmet 60-Day VWAP target set forth herein, as determined by the Board in its sole discretion (and for those PSUs earned under this Section 8, the date of the Change in Control shall be deemed to be an Achievement Date), (ii) subject to Section 2(c), the then-unvested PSUs that have met (or are deemed to have met) the 60-Day

EXECUTION VERSION 5 VWAP target shall remain outstanding and shall vest subject to the applicable time-based vesting criteria. The Board may in its sole discretion apply linear interpolation to achievement between the 60-VWAP targets for any PSUs deemed achieved pursuant to this Section 8. For the avoidance of doubt, any PSUs that have not met or are not deemed to have met the 60-Day VWAP target as of the date such Change in Control is consummated shall be immediately and automatically forfeited. 9. Miscellaneous. (a) Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Agreement and the PSUs granted hereunder; provided that any such waiver or amendment that would impair the rights of the Participant or any holder or beneficiary of the PSUs granted hereunder shall not to that extent be effective without the consent of the Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach. (b) Notices. All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service, or personal delivery: If to the Company to: Alico, Inc. 10070 Daniels Interstate Court, Suite 200 Fort Myers, Florida 33913 Attention: Chief Financial Officer If to Participant to: The address last on the records of the Company. All such notices, demands, and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) when delivered by courier, if delivered by commercial courier service; (iii) five business days after being deposited in the mail, postage prepaid, if mailed; and (iv) when receipt is mechanically acknowledged, if by facsimile. (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. (d) No Rights to Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which is hereby expressly reserved, to remove, terminate, or discharge the Participant at any time and for any reason whatsoever. (e) Beneficiary. The Participant may file with the Company a written designation

EXECUTION VERSION 6 of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If No beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate. (f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and the Participant’s beneficiaries, executors, administrators, heirs, and successors. (g) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto. (h) Bound by the Plan. By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. (i) Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Florida. (j) Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement. (k) Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. (l) Section 409A. Payments under this Agreement are intended to be exempt from, or comply with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) and this Agreement shall be administered and construed accordingly. If any payment, compensation or other benefit provided to the Participant in connection with his or her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid unless Participant’s termination is also his or her “separation from service” (as defined in Section 409A) and no part of such payments shall be paid prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Participant’s “separation from service” with the Company or (ii) the date of Participant’s death.(the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of

EXECUTION VERSION 7 termination and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date. For purposes of Section 409A, all payments with respect to the PSUs we hereby designated as separate payments from any other payments or benefits to which the Participant is entitled (whether under the Plan, any other agreement, or any non-qualified deferred compensation or arrangement to which the Participant is a party or in which the Participant is a participant). (m) Clawback Provisions. This PSU award will be subject to any Company clawback policy, including any clawback policy adopted to comply with applicable laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations or stock exchange listing requirements promulgated thereunder), as set forth in such clawback policy. [Signature Page Follows.]

EXECUTION VERSION IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. [Signature Page to Performance-Based Restricted Stock Unit Award Agreement] ALICO, INC By: Name: George Brokaw Title: Chair, Compensation Committee Participant By: Name: John E. Kiernan